Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT(this “Agreement”) is made as of December 6, 2010, by and among HOME TOUCH HOLDING COMPANY, a Nevada corporation (“Home Touch”), on the one hand, and UNION HUB TECHNOLOGY SDN. BHN., a limited liability company formed pursuant to the laws of Malaysia (“UHT”), and the shareholders of UHT listed on Schedule “A” (the “UHT Shareholders”).

RECITALS

A.           Home Touch is a reporting company with shares of its common stock quoted on the OTC Bulletin Board.

B.           Home Touch desires to acquire all of the issued and outstanding securities of UHT in exchange for 16,500,000 shares of the common stock of Home Touch.

C.           The respective Boards of Directors of Home Touch and UHT deem it advisable and in the best interests of Home Touch and UHT for Home Touch to acquire, and the UHT Shareholders to sell, 100% of the issued and outstanding securities of UHT pursuant to the terms hereof;

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

Section 1.1 Definitions.  In this Agreement the following terms will have the following meanings:

(a)	“Acquisition” means the acquisition, at the Closing, of 100% of the outstanding capital stock of UHT by Home Touch pursuant to this Agreement;

(b)	“Acquisition Shares” means the 16,500,000 Home Touch common shares to be issued to the UHT Shareholders at Closing pursuant to the terms of the Acquisition;

(c)	“Agreement” means this share exchange agreement among Home Touch, UHT, and the UHT Shareholders;

(d)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(e)	“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived;

(f)	“Home Touch Accounts Receivable” means all accounts receivable and other debts owing to Home Touch, on a consolidated basis, as of September 30, 2010;

(g)
“Home Touch Assets” means the undertaking and all the property and assets of the Home Touch Business of every kind and description wheresoever situated including, without limitation, Home Touch Equipment, Home Touch Inventory, Home Touch Material Contracts, Home Touch Accounts Receivable, Home Touch Cash, Home Touch Intangible Assets and Home Touch Goodwill, and all credit cards, charge cards and banking cards issued to Home Touch;

(h)	“Home Touch Business” means all aspects of any business conducted by Home Touch;

(i)	“Home Touch Cash” means all cash on hand or on deposit to the credit of Home Touch on the Closing Date;

(j)	“Home Touch Common Shares” means the shares of common stock in the capital of Home Touch;

(k)	“Home Touch Equipment” means all machinery, equipment, furniture, and furnishings used in the Home Touch Business;

(l)
“Home Touch Financial Statements” means, collectively, the audited financial statements of Home Touch as of March 31, 2010 as contained in Home Touch’s Form 10-K as filed with the SEC on June 29, 2010, and the unaudited financial statements of Home Touch for the period ended September30, 2010 as contained in Home Touch’s Form 10-Q as filed with the SEC on November 12, 2010;

(m)
“Home Touch Goodwill” means the goodwill of the Home Touch Business including the right to all corporate, operating and trade names associated with the Home Touch Business, or any variations of such names as part of or in connection with the Home Touch Business, all books and records and other information relating to the Home Touch Business, all necessary licenses and authorizations and any other rights used in connection with the Home Touch Business;

(n)
“Home Touch Intangible Assets” means all of the intangible assets of Home Touch, including, without limitation, Home Touch Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Home Touch and its subsidiaries;

(o)	“Home Touch Inventory” means all inventory and supplies of the Home Touch Business as of September 30, 2010;

(p)
“Home Touch Material Contracts” means the burden and benefit of and the right, title and interest of Home Touch in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Home Touch or its subsidiaries are entitled whereunder Home Touch or its subsidiaries are obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice;

(q)	“Place of Closing” means such place as Home Touch and UHT may mutually agree upon;

(r)	“UHT Accounts Receivable” means all accounts receivable and other debts owing to UHT, as set forth in the UHT Financial Statements;

(s)
“UHT Assets” means the undertaking and all the property and assets of the UHT Business of every kind and description wheresoever situated including, without limitation, UHT Equipment, UHT Inventory, UHT Material Contracts, UHT Accounts Receivable, UHT Cash, UHT Intangible Assets and UHT Goodwill, and all credit cards, charge cards and banking cards issued to UHT;

(t)	“UHT Business” means all aspects of the business conducted by UHT;

(u)	“UHT Cash” means all cash on hand or on deposit to the credit of UHT on the Closing Date;

(v)	“UHT Equipment” means all machinery, equipment, furniture, and furnishings used in the UHT Business, including, without limitation, as set forth in the UHT Financial Statements;

(w)
“UHT Financial Statements” means collectively, the audited financial statements of UHT for the two fiscal years ended March 31, 2010, and March 31, 2009, and the unaudited financial statements of UHT as of September 30, 2010;

(x)
“UHT Goodwill” means the goodwill of the UHT Business together with the exclusive right of Home Touch to represent itself as carrying on the UHT Business in succession of UHT subject to the terms hereof, and the right to use any words indicating that the UHT Business is so carried on including the right to use the name “UHT” or “Union Hub”or any variation thereof as part of the name of or in connection with the UHT Business or any part thereof carried on or to be carried on by UHT, the right to all corporate, operating and trade names associated with the UHT Business, or any variations of such names as part of or in connection with the UHT Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the UHT Business, all necessary licenses and authorizations and any other rights used in connection with the UHT Business;

(y)
“UHT Intangible Assets” means all of the intangible assets of UHT, including, without limitation, UHT Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of UHT and its subsidiaries;

(z)	“UHT Inventory” means all inventory and supplies of the UHT Business;

(aa)
“UHT Material Contracts” means the burden and benefit of and the right, title and interest of UHT in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which UHT is entitled in connection with the UHT Business whereunder UHT is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month’s notice; and

(bb)	“UHT Shares” means all of the issued and outstanding shares of UHT’s equity stock.

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Section 1.2 Captions and Section Numbers.  The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section 1.3 Section References and Schedules.  Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.

Section 1.4 Severability of Clauses.  If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE ACQUISITION

Section 2.1 Sale of Shares.  The UHT Shareholders hereby agree to sell to Home Touch the UHT Shares in exchange for the Acquisition Shares on the Closing Date and to transfer to Home Touch on the Closing Date a 100% undivided interest in and to the UHT Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto.

Section 2.2 Allocation of Consideration.  The Acquisition Shares shall be allocated to the UHT Shareholders on the basis ofSixteen and One Half (16.5) Acquisition Shares for each One (1)UHT Shares held by a UHT Shareholder.

Section 2.3 Adherence with Applicable Securities Laws.  UHT Shareholders agree that they are acquiring the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is to Home Touch;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder; or

(c)
the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities.

The UHT Shareholders acknowledge that the certificates representing the Acquisition Shares shall bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

ARTICLE 3
REPRESENTATIONS AND WARRANTIESOF HOME TOUCH

Section 3.1 Representations and Warranties.  Home Touch hereby represents and warrants in all material respects to UHT and the UHT Shareholders, with the intent that UHT and the UHT Shareholders will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that the following representations and warranties are true, complete and accurate in all material respects except as otherwise disclosed in the Home Touch Financial Statements and all reports filed by Home Touch under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1943, as amended, including pursuant to Section 13(a) or 15(d) thereof (the “Home Touch SEC Reports”).

(a)
Incorporation.  Home Touch is a corporation duly incorporated and validly subsisting under the laws of the State of Nevada and in good standing with the office of the Secretary of State for the State of Nevada.

(b)
Carrying on Business.  Home Touch conducts the business described in its filings with the Securities and Exchange Commission and does not conduct any other business.  The nature of the Home Touch Business does not require Home Touch to register or otherwise be qualified to carry on business in any other jurisdictions.

(c)	Corporate Capacity. Home Touch has the corporate power, capacity and authority to own the Home Touch Assets and to enter into and complete this Agreement.

(d)
Reporting Status; Listing.  Home Touch is required to file current reports with the Securities and Exchange Commission pursuant to section 13 of the Securities Exchange Act of 1934.  At present, there is no trading market for Home Touch.

(e)
Authorized Capital.  The authorized capital of Home Touch consists of 100,000,000 shares of common stock, $.001 par value, of which 83,500,000 shares are issued and outstanding, and 10,000,000 shares of preferred stock,  $.001 par value, none of which are issued and outstanding.

(f)
No Option, Warrant or Other Right.  No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of Home Touch Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Home Touch.

(g)	Charter Documents. The charter documents of Home Touch and its subsidiaries have not been altered since the incorporation of each, respectively, except as filed in the record books of Home Touch.

(h)
Corporate Minute Books.  The corporate minute books of Home Touch and its subsidiaries are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting.  All actions by Home Touch which required director or shareholder approval are reflected on the corporate minute books of Home Touch and its subsidiaries.  Home Touch is not in violation or breach of, or in default with respect to, any term of its Articles of Incorporation (or other charter documents) or by-laws.

(i)
Home Touch Financial Statements.  The Home Touch Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Home Touch, and the sales and earnings of the Home Touch Business during the periods covered thereby, in all material respects and have been prepared in substantial accordance with generally accepted accounting principles consistently applied.

(j)
Home Touch Accounts Payable and Liabilities.  There are no material liabilities, contingent or otherwise, of Home Touch which are not reflected in the Home Touch Financial Statements except those incurred in the ordinary course of business since the date of the Home Touch Financial Statements, and Home Touch has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation.

(k)
Home Touch Accounts Receivable.  All the Home Touch Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of Home Touch, any claim by the obligor for set-off or counterclaim.

(l)
No Debt to Related Parties.  Home Touch will not, and on the Closing will not be, indebted to any affiliate, director or officer of Home Touch except accounts payable on account of bona fide business transactions of Home Touch incurred in normal course of the Home Touch Business, including employment agreements, none of which are more than 30 days in arrears.

(m)
No Related Party Debt to Home Touch.  No director or officer or affiliate of Home Touch is now indebted to or under any financial obligation to Home Touch or any subsidiary on any account whatsoever, except for advances on account of travel and other expenses not exceeding $1,000 in total.

(n)	No Dividends. No dividends or other distributions on any shares in the capital of Home Touch have been made, declared or authorized since the date of Home Touch Financial Statements.

(o)
No Payments.  No payments of any kind have been made or authorized since the date of the Home Touch Financial Statements to or on behalf of officers, directors, shareholders or employees of Home Touch or its subsidiaries or under any management agreements with Home Touch or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

(p)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Home Touch.

(q)
No Adverse Events.  Since the date of the Home Touch Financial Statements: (i) there has not been any material adverse change in the consolidated financial position or condition of Home Touch, its liabilities or the Home Touch Assets or any damage, loss or other change in circumstances materially affecting Home Touch, the Home Touch Business or the Home Touch Assets or Home Touch’ right to carry on the Home Touch Business, other than changes in the ordinary course of business; (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Home Touch, the Home Touch Business or the Home Touch Assets; (iii) there has not been any material increase in the compensation payable or to become payable by Home Touch to any of Home Touch’ officers, employees or agents or any bonus, payment or arrangement made to or with any of them; (iv) the Home Touch Business has been and continues to be carried on in the ordinary course; (v) Home Touch has not waived or surrendered any right of material value; (vi) Home Touch has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and (vii) no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made.

(r)
Tax Returns.  All tax returns and reports of Home Touch required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by Home Touch and its subsidiaries or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

(s)
Current Taxes.  Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Home Touch or its subsidiaries.  Home Touch is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

(t)
Licenses.  Home Touch and its subsidiaries hold all licenses and permits as may be requisite for carrying on the Home Touch Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the Home Touch Business.

(u)
Applicable Laws.  Home Touch has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a material adverse effect on the Home Touch Business, and Home Touch is not in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a material adverse impact on the Home Touch Business.

(v)
Pending or Threatened Litigation.  There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to Home Touch, the Home Touch Business, or any of the Home Touch Assets nor does Home Touch have any knowledge of any deliberate act or omission of Home Touch or its subsidiaries that would form any material basis for any such action or proceeding.

(w)
No Bankruptcy.  Home Touch has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Home Touch and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Home Touch.

(x)
Labor Matters.  Home Touch is not a party to any collective agreement relating to the Home Touch Business with any labor union or other association of employees and no part of the Home Touch Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Home Touch, has made any attempt in that regard.

(y)
Finder’s Fees.  Home Touch is not a party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein.

(z)
Authorization and Enforceability.  The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Home Touch.

(aa)
No Violation or Breach.  The execution and performance of this Agreement will not:  (i) violate the charter documents of Home Touch or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Home Touch is a party; (ii) give any person any right to terminate or cancel any agreement including, without limitation, the Home Touch Material Contracts, or any right or rights enjoyed by Home Touch; (iii) result in any alteration of Home Touch’ obligations under any agreement to which Home Touch is a party including, without limitation, the Home Touch Material Contracts; (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Home Touch Assets; (v) result in the imposition of any tax liability to Home Touch relating to the Home Touch Assets; or (vi) violate any court order or decree to which either Home Touch is subject.

(bb)
Business Assets.  The Home Touch Assets comprise all of the property and assets of the Home Touch Business, and no other person, firm or corporation owns any assets used by Home Touch in operating the Home Touch Business, whether under a lease, rental agreement or other arrangement.

(cc)	Title. Home Touch is the legal and beneficial owner of the Home Touch Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

(dd)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Home Touch Assets.

(ee)
No Default.  There has not been any default in any material obligation of Home Touch or any other party to be performed under any of the Home Touch Material Contracts, each of which is in good standing and in full force and effect and unamended, and Home Touch is not aware of any default in the obligations of any other party to any of the Home Touch Material Contracts.

(ff)
No Compensation on Termination.  There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Home Touch.  Home Touch is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

(gg)	Home Touch Equipment. The Home Touch Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition.

(hh)
Home Touch Goodwill.  Home Touch does not carry on the Home Touch Business under any other business or trade names.  Home Touch does not have any knowledge of any infringement by Home Touch of any patent, trademarks, copyright or trade secret.

(ii)
Maintenance of Business.  Since the date of the Home Touch Financial Statements, Home Touch has not entered into any material agreement or commitment except in the ordinary course and except as disclosed herein.

(jj)
Subsidiaries.  Except as disclosed in the Home Touch Financial Statements, Home Touch does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

(kk)
Acquisition Shares.  The Acquisition Shares when delivered to the UHT Shareholders pursuant to the Acquisition shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of Home Touch, in all cases subject to the provisions and restrictions of all applicable securities laws.

Section 3.2 Non-Merger and Survival.  The representations and warranties of Home Touch contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by UHT or the UHT Shareholders, the representations and warranties of Home Touch shall survive the Closing.

ARTICLE 4
COVENANTS OF HOME TOUCH

Section 4.1 Covenants.  Home Touch covenants and agrees with UHT and the UHT Shareholders that it will:

(a)
Conduct of Business.  Until the Closing, conduct the Home Touch Business diligently and in the ordinary course consistent with the manner in which the Home Touch Business generally has been operated up to the date of execution of this Agreement;

(b)
Preservation of Business.  Until the Closing, use its best efforts to preserve the Home Touch Business and the Home Touch Assets and, without limitation, preserve for UHT Home Touch’s and its subsidiaries’ relationships with any third party having business relations with them;

(c)
Access.  Until the Closing, give UHT, the UHT Shareholders, and their representatives full access to all of the properties, books, contracts, commitments and records of Home Touch, and furnish to UHT, the UHT Shareholders and their representatives all such information as they may reasonably request; and

(d)
Procure Consents.  Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain the Home Touch Assets notwithstanding the change in control of UHT arising from the Acquisition.

Section 4.2 Authorization.  Home Touch hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Home Touch and its subsidiaries to release any and all information in their possession respecting Home Touch and its subsidiaries to the UHT Shareholders.  Home Touch shall promptly execute and deliver to the UHT Shareholders any and all consents to the release of information and specific authorizations which the UHT Shareholders reasonably requires to gain access to any and all such information.

Section 4.3 Survival.  The covenants set forth in this Article shall survive the Closing for the benefit of UHT and the UHT Shareholders.

Section 4.4 Indemnity.  Home Touch agrees to indemnify and save harmless UHT and the UHT Shareholders from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Home Touch to defend any such claim), resulting from the failure to disclose the existence of any material liability or the breach by it of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Home Touch to UHT or the UHT Shareholders hereunder.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OFUHT AND THE UHT SHAREHOLDERS

Section 5.1 Representations and Warranties.  UHT and the UHT Shareholders hereby jointly and severally represent and warrant in all material respects to Home Touch, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that the following representations and warranties are true, complete and accurate in all material respects except as otherwise disclosed in the UHT Financial Statements.

(a)	Formation. UHT is a corporation duly incorporated, validly subsisting and in good standing under the laws of Malaysia.

(b)
Carrying on Business.  UHTis qualified to conduct the UHT Business in the jurisdictions in which it carries on material business activity.  The nature of the UHT Business does not require UHT to register or otherwise be qualified to carry on business in any jurisdiction.

(c)	Legal Capacity. UHT has the legal power, capacity and authority to own UHT Assets, to carry on the Business of UHT and to enter into and complete this Agreement.

(d)	Authorized Capital. The authorized capital of UHT consists of 5,000,000 shares of common stock, MYR $1 par value, 1,000,000 of which are issued and outstanding.

(e)
Options, Warrants or Other Rights.  No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of UHT Shares held by the UHT Shareholders or for the purchase, subscription or issuance of any of the unissued shares in the capital of UHT.

(f)	No Restrictions. There are no restrictions on the transfer, sale or other disposition of UHT Shares contained in the charter documents of UHT or under any agreement.

(g)	Charter Documents. The charter documents of UHT have not been altered since its formation date, except as filed in the record books of UHT;

(h)
Minute Books.  The minute books of UHT are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting.  All actions by UHT which required director or shareholder approval are reflected on the corporate minute books of UHT.  UHT is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by-laws.

(i)
UHTFinancial Statements.  The UHT Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of UHT as of the date thereof, and the sales and earnings of the UHT Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with generally accepted accounting principles consistently applied.

(j)
UHT Accounts Payable and Liabilities.  There are no material liabilities, contingent or otherwise, of UHT which are not reflected in the UHT Financial Statements except those incurred in the ordinary course of business since the date of the UHT Financial Statements, and UHT has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation.  Without limiting the generality of the foregoing, all accounts payable and liabilities of UHT as of September 30, 2010, 2010 and 2009 are described in the UHT Financial Statements.

(k)
UHTAccounts Receivable.  All the UHT Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of the UHT Shareholders, any claim by the obligor for set-off or counterclaim.  Without limiting the generality of the foregoing, all accounts receivable of UHT as of September 30, 2010, 2009 and 2008are described in the UHT Financial Statements.

(l)
No Debt to Related Parties.  UHT is not and on Closing will not be, indebted to the UHT Shareholders nor to any family member thereof, nor to any affiliate, director or officer of UHT or the UHT Shareholders except accounts payable on account of bona fide business transactions of UHT incurred in normal course of UHT Business, including employment agreements with the UHT Shareholders, none of which are more than 30 days in arrears.

(m)
No Related Party Debt to UHT.  No UHT Shareholder nor any director, officer or affiliate of UHT is now indebted to or under any financial obligation to UHT on any account whatsoever, except for advances on account of travel and other expenses not exceeding $1,000 in total.

(n)	No Dividends. No dividends or other distributions on any shares in the capital of UHT have been made, declared or authorized since the date of the UHT Financial Statements.

(o)
No Payments.  No payments of any kind have been made or authorized since the date of the UHT Financial Statements to or on behalf of the UHT Shareholders or to or on behalf of officers, directors, shareholders or employees of UHT or under any management agreements with UHT, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them.

(p)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting UHT, except as set forth in the UHT Financial Statements;

(q)
No Adverse Events.  Since September 30, 2009:  (i) there has not been any material adverse change in the consolidated financial position or condition of UHT, its liabilities or the UHT Assets or any damage, loss or other change in circumstances materially affecting UHT, the UHT Business or the UHT Assets or UHT’s right to carry on the UHT Business, other than changes in the ordinary course of business; (ii) there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting UHT, the UHT Business or the UHT Assets; (iii) there has not been any material increase in the compensation payable or to become payable by UHT to the UHT Shareholders or to any of UHT’s officers, employees or agents or any bonus, payment or arrangement made to or with any of them; (iv) the UHT Business has been and continues to be carried on in the ordinary course; UHT has not waived or surrendered any right of material value; and (v) UHT has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business; and no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made.

(r)
Tax Returns.  All tax returns and reports of UHT required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by UHT or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid.

(s)
Current Taxes.  Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by UHT.  UHT is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns.

(t)
Licenses.  UHT holds all licenses and permits as may be requisite for carrying on the UHT Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a material adverse effect on the UHT Business.

(u)
Applicable Laws.  UHT has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a material adverse effect on the UHT Business, and, to the knowledge of the UHT Shareholders, UHT is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which wouldresult in a material adverse impact on the UHT Business.

(v)
Pending or Threatened Litigation.  Except as has otherwise been disclosed to Home Touch, there is no material litigation or administrative or governmental proceeding pending or threatened against or relating to UHT, the UHT Business, or any of the UHT Assets, nor do the UHT Shareholders or UHThave any knowledge of any deliberate act or omission of UHT that would form any material basis for any such action or proceeding.

(w)
No Bankruptcy.  UHT has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against UHT and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of UHT.

(x)
Labor Matters.  UHT is not party to any collective agreement relating to the UHT Business with any labor union or other association of employees and no part of the UHT Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of the UHT Shareholders, has made any attempt in that regard.

(y)
Finder’s Fees.  UHT is not a party to any agreement which provides for the payment of finder’s fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

(z)
Authorization and Enforceability.  The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of UHT.

(aa)
No Violation or Breach.  The execution and performance of this Agreement will not: (i) violate the charter documents of UHT or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which UHT is a party; (ii) give any person any right to terminate or cancel any agreement including, without limitation, UHT Material Contracts, or any right or rights enjoyed by UHT; (iii) result in any alteration of UHT’s obligations under any agreement to which UHT is a party including, without limitation, the UHT Material Contracts; (iv) result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the UHT Assets; (v) result in the imposition of any tax liability to UHT relating to UHT Assets or the UHT Shares; or (vi) violate any court order or decree to which either UHT is subject.

(bb)
Business Assets.  The UHT Assets, comprise all of the property and assets of the UHT Business, and neither the UHT Shareholders nor any other person, firm or corporation owns any assets used by UHT in operating the UHT Business, whether under a lease, rental agreement or other arrangement.

(cc)	Title. UHT is the legal and beneficial owner of the UHT Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever.

(dd)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the UHT Assets.

(ee)
No Default.  There has not been any default in any material obligation of UHT or any other party to be performed under any of UHT Material Contracts, each of which is in good standing and in full force and effect and unamended, and UHT is not aware of any default in the obligations of any other party to any of the UHT Material Contracts.

(ff)
No Compensation on Termination.  Except as has otherwise been disclosed to Home Touch, there are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of UHT.  UHT is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law.

(gg)	UHT Equipment. The UHT Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition.

(hh)
UHT Goodwill.  UHT carries on the UHT Business only under the name “Union Hub Technologies” and variations thereof and under no other business or trade names.  The UHT Shareholders do not have any knowledge of any infringement by UHT of any patent, trademark, copyright or trade secret.

(ii)
Maintenance of Business.  Since the date of the UHT Financial Statements, the UHT Business has been carried on in the ordinary course and UHT has not entered into any material agreement or commitment except in the ordinary course.

(jj)
Subsidiaries.  UHT does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm and UHT does not own any subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Section 5.2 Non-Merger and Survival.  The representations and warranties of UHT contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Home Touch, the representations and warranties of UHT shall survive the Closing.

ARTICLE 6
COVENANTS OF UHT ANDTHE UHT SHAREHOLDERS

Section 6.1 Covenants.  The parties hereby further agree and covenant as follows:

(a)
Conduct of Business.  Until the Closing, conduct the UHT Business diligently and in the ordinary course consistent with the manner in which the UHT Business generally has been operated up to the date of execution of this Agreement.

(b)
Preservation of Business.  Until the Closing, use their best efforts to preserve the UHT Business and the UHT Assets and, without limitation, preserve for Home Touch UHT’s relationships with their suppliers, customers and others having business relations with them.

(c)
Procure Consents.  Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain the UHT Assets, including the UHT Material Contracts, notwithstanding the change in control of UHT arising from the Acquisition.

Section 6.2 Authorization.  UHT hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting UHT to release any and all information in their possession respecting UHT to Home Touch.  UHT shall promptly execute and deliver to Home Touch any and all consents to the release of information and specific authorizations which Home Touch reasonably require to gain access to any and all such information.

Section 6.3 Survival.  The covenants set forth in this Article shall survive the Closing for the benefit of Home Touch.

Section 6.4 Indemnity.  The UHT Shareholders agree to jointly and severally indemnify and save harmless Home Touch from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Home Touch to defend any such claim), resulting from the failure to disclose the existence of any material liability or the breach by UHT or any of the UHT Shareholders of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by UHT or the UHT Shareholders to Home Touch hereunder.

ARTICLE 7
CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent in favor of Home Touch.  Home Touch’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to Home Touch hereunder will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by UHT or the UHT Shareholders at or prior to the Closing will have been complied with or performed;

(c)
title to the UHT Shares held by the UHT Shareholders and to the UHT Assets will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein, and the UHT Shares shall be duly transferred to Home Touch;

(d)
subject to Article 8 hereof, there will not have occurred:  (i) any material adverse change in the financial position or condition of UHT, its liabilities or the UHT Assets or any damage, loss or other change in circumstances materially and adversely affecting UHT, the UHT Business or the UHT Assets or UHT’s right to carry on the UHT Business, other than changes in the ordinary course of business, none of which has been materially adverse; or (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to UHT or the UHT Business (whether or not covered by insurance) materially and adversely affecting UHT, the UHT Business or the UHT Assets;

(e)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(f)	the transactions contemplated hereby shall have been approved by the Board of Directors and shareholders of UHT; and

(g)	on or prior to the Closing Date, UHT shall have delivered the UHT Financial Statements.

Section 7.2 Waiver by Home Touch.  The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Home Touch and any such condition may be waived in whole or in part by Home Touch at or prior to the Closing by delivering to UHT a written waiver to that effect signed by Home Touch.  In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Home Touch shall be released from all obligations under this Agreement.

Section 7.3 Conditions Precedent in Favor of UHT and the UHT Shareholders.  The obligations of UHT and the UHT Shareholders to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to UHT hereunder will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Home Touch at or prior to the Closing will have been complied with or performed;

(c)
Home Touch will have delivered the Acquisition Shares to be issued pursuant to the terms of the Acquisition to UHT at the Closing and the Acquisition Shares will be registered on the books of Home Touch in the name of the holder of UHT Shares at the time of Closing;

(d)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(e)
subject to Article 8 hereof, there will not have occurred:  (i) any material adverse change in the financial position or condition of Home Touch, its subsidiaries, their liabilities or the Home Touch Assets or any damage, loss or other change in circumstances materially and adversely affecting Home Touch, the Home Touch Business or the Home Touch Assets or Home Touch’s right to carry on the Home Touch Business, other than changes in the ordinary course of business, none of which has been materially adverse; or (ii) any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Home Touch or the Home Touch Business (whether or not covered by insurance) materially and adversely affecting Home Touch, its subsidiaries, the Home Touch Business or the Home Touch Assets;

(f)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(g)	the transactions contemplated hereby shall have been approved by the Board of Directors of Home Touch; and

(h)	each of the directors and officers of Home Touch shall have resigned as directors and/or officers of Home Touch.

Section 7.4 Waiver by UHT and the UHT Shareholders.  The conditions precedent set out in the preceding section are inserted for the exclusive benefit of UHT and the UHT Shareholders and any such condition may be waived in whole or in part by UHT or the UHT Shareholders at or prior to the Closing by delivering to Home Touch a written waiver to that effect signed by UHT and the UHT Shareholders.  In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, UHT and the UHT Shareholders shall be released from all obligations under this Agreement.

Section 7.5 Nature of Conditions Precedent.  The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement.  Each party acknowledges receipt of good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

Section 7.6 Termination.  Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before January 31, 2011 (the “Termination Date”), this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

Section 7.7 Confidentiality.  Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from UHT and Home Touch and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that Home Touch will be required to issue a news release regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Acquisition contemplated hereby together with such other documents as are required to maintain the currency of Home Touch’s filings with the Securities and Exchange Commission.

ARTICLE 8
RISK

Section 8.1 Material Change in the Business of UHT.  If any material loss or damage to the UHT Business occurs prior to Closing and such loss or damage, in Home Touch’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Home Touch shall, within two (2) days following any such loss or damage, by notice in writing to UHT, at its option, either: (a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or (b) elect to complete the Acquisition and the other transactions contemplated hereby.

Section 8.2 Material Change in the Home Touch Business.  If any material loss or damage to the Home Touch Business occurs prior to Closing and such loss or damage, in UHT’s reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, UHT shall, within two (2) days following any such loss or damage, by notice in writing to Home Touch, at its option, either: (a) terminate this Agreement, in which case no party will be under any further obligation to any other party; or (b) elect to complete the Acquisition and the other transactions contemplated hereby.

ARTICLE 9
CLOSING

Section 9.1 Closing.  The Acquisition and the other transactions contemplated by this Agreement will be closed at the Place of Closing on Closing Date in accordance with the closing procedure set out in this Article.

Section 9.2 Documents to be Delivered by UHT.  On or before the Closing, UHT and the UHT Shareholders will deliver or cause to be delivered to Home Touch:

(a)	copies of the charter documents of UHT, including amendments thereto, and all corporate records, documents and instruments of UHT, the corporate seal of UHT and all books and records of UHT;

(b)	certified copies of such resolutions and minutes of the shareholders and directors of UHT as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	an acknowledgement from UHT and the UHT Shareholders of the satisfaction and or waiver of the conditions precedent set forth in section 7.3 hereof;

(d)	the certificates or other evidence of ownership of the UHT Shares, together with such other documents or instruments required to effect transfer of ownership of the UHT Shares to Home Touch; and

(e)	such other documents as Home Touch may reasonably require to give effect to the terms and intention of this Agreement.

Section 9.3 Documents to be Delivered by Home Touch.  On or before the Closing, Home Touch shall deliver or cause to be delivered to UHT and the UHT Shareholders:

(a)	share certificates representing the Acquisition Shares duly registered in the names of the holders of shares of UHT Common Stock;

(b)	certified copies of such resolutions of the directors of Home Touch as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	an acknowledgement from Home Touch of the satisfaction of the conditions precedent set forth in section 7.1 hereof;

(d)	certificate of incorporation and good standing certificate of Home Touch; and

(e)	such other documents as UHT may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 10
POST-CLOSING MATTERS

Section 10.1 Forthwith after the Closing, Home Touch, UHT and the UHT Shareholders, as the case may be, agree to use all their best efforts to:

(a)	change the name of Home Touch to such other name as may be determined by the Board of Directors of Home Touch; and

(b)	Reasonably cooperate in the filing of all reports and documents with the SEC.

ARTICLE 11
GENERAL PROVISIONS

Section 11.1 Arbitration.  The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of Los Angeles, California.

Section 11.2 Notice.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m.  (Los Angeles City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 6:30 p.m.  (Los Angeles time) on any business day, (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given, if sent by any means other than facsimile.  The address for such notices and communications shall be as follows:

If to Hometouch: Home Touch Holding Company 11-2, Jalan 26/70A, Desa Sri Hartamas 50480 Kuala Lumpur, Malaysia Attn: Secretary Fax: 603-3324-0211	If to UHT: Union Hub Technology Sdn Bhd. 11-2, Jalan 26/70A, Desa Sri Hartamas 50480 Kuala Lumpur, Malaysia Attn: Secretary Fax: 603-3324-0211

or such other address as may be designated in writing hereafter, in the same manner, by such person.

Section 11.3 Further Assurances.  Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Section 11.4 Entire Agreement.  The provisions contained herein constitute the entire agreement among UHT, the UHT Shareholders and Home Touch respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among UHT, the UHT Shareholders and Home Touch with respect to the subject matter hereof.

Section 11.5 Inurement.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Section 11.6 Assignment.  This Agreement is not assignable without the prior written consent of the parties hereto.

Section 11.7 Counterparts.  This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement.  Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.  In the event that any signature is delivered by facsimile transmission or electronic portable document format such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic portable document format signature page were an original thereof.

Section 11.8 Applicable Law.  This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws The parties hereto hereby submit to the exclusive jurisdiction of the United States federal courts located in Los Angeles, California, with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.  All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding.  Nothing herein shall affect either party’s right to serve process in any other manner permitted by law.  All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.  The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such dispute.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

HOME TOUCH HOLDING COMPANY, a Nevada corporation By: /s/ Liong Tat Teh Liong Tat Teh, Chief Financial Officer	Union Hub Technology Sdn. Bhd. a Malaysia corporation By: /s/ Kok Wai Chai Kok Wai Chai, Director
/s/ Wooi Khang Pua Wooi Khang Pua	/s/ Kok Wai Chai Kok Wai Chai

SCHEDULE “A”

UHT SHAREHOLDERS

Wooi Khang Pua

Kok Wai Chai